Exhibit 16.1

July 11, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

Except as noted in the following sentence, we have read and agree with the comments in Item 4 of Form 8-K of CDRJ Investments (Lux) S.A. dated July 10, 2002. We have no basis to agree or disagree with the comments in the second, third and fourth sentence of the first paragraph and the ownership percentage of 29.7% in the second sentence of the second paragraph of Item 4.

Yours truly,

/s/ Deloitte & Touche LLP